As filed with the Securities and Exchange Commission on May 13, 2008.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NutriSystem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-3012204
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

David Clark

Chief Financial Officer

NutriSystem, Inc.

300 Welsh Road, Building 1, Suite 100

Horsham, Pennsylvania 19044

(215) 706-5300

(Address, including zip code, of Principal Executive Offices)

NutriSystem, Inc. 2008 Long-Term Incentive Plan

(Full Title of the Plan)

NutriSystem, Inc.

300 Welsh Road, Building 1, Suite 100

Horsham, Pennsylvania 19044

(215) 706-5300

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

James W. McKenzie, Jr.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

(215) 963-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer  ☒    Accelerated Filer  ☐    Non-Accelerated Filer  ☐    Smaller Reporting Company  ☐

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	2,700,000	$19.99	$53,973,000	$2,121

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, and based upon the average of high and low prices for the Registrant’s common stock as reported on The NASDAQ Stock Market LLC on May 12, 2008.

(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by $.00003930.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of this Amendment will be sent or given to participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by NutriSystem, Inc. (the “Registrant”), are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 6, 2008, April 11, 2008 and May 2, 2008; and

(d) The description of the Registrant’s shares of common stock, par value $.001 per share, (“Common Stock”) contained in the Registration Statement on Form 8-A filed with the Commission on June 22, 2005 to register those securities under the Securities Exchange Act of 1934 (the “Exchange Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of each such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part hereof after the most recent effective date may modify or replace existing statements contained herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Experts

The consolidated financial statements of the Registrant as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference in this Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph that describes the Registrant’s adoption of SFAS No. 123R, Share-Based Payment, which was adopted on January 1, 2006.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters will be passed upon for the Registrant by Morgan, Lewis & Bockius LLP (“MLB”). A member of MLB beneficially owns a total of 17,784 shares of the Registrant’s outstanding Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Under Section 145 of the DGCL, a corporation has the power to indemnify any person under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s certificate of incorporation, as amended to date, requires it, to the extent permitted by law, to indemnify its directors and officers against certain personal liabilities incurred as a result of their positions as directors or officers of the Registrant.

Article 6 of the Registrant’s Bylaws provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reasons of the fact that he is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, manager or employee of another entity against certain liabilities, costs and expenses. Article 6 further permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, manager or employee of another entity, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power or obligation to indemnify him against such liability under Article 6.

The Registrant maintains directors’ and officers’ insurance providing indemnification for its directors, officers and management employees for liabilities arising as a result of their services to the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of Exhibits filed as part of this Registration Statement on Form S-8. Where so indicated by footnote, Exhibits that were previously filed are incorporated herein by reference.

Exhibit Number	Description
5	Opinion of Morgan, Lewis & Bockius LLP with respect to the legality of the securities to be issued pursuant to the Plan

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included as part of the Registrant’s signature page)

99.1	The NutriSystem, Inc. 2008 Long-Term Incentive Plan

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on this 13 th day of May, 2008.

NUTRISYSTEM, INC.

By:	/s/ David D. Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph M. Redling and David D. Clark, or either of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Joseph M. Redling Joseph M. Redling Chief Executive Officer (principal executive officer)	May 13, 2008

/s/ David D. Clark David D. Clark Chief Financial Officer (principal financial officer)	May 13, 2008

/s/ Michael J. Hagan Michael J. Hagan Chairman of the Board	May 13, 2008

/s/ Ian J. Berg Ian J. Berg Director	May 13, 2008

/s/ Robert F. Bernstock Robert F. Bernstock Director	May 13, 2008

/s/ Michael F. Devine III Michael F. Devine Director	May 13, 2008

/s/ Michael DiPiano Michael DiPiano Director	May 13, 2008

/s/ Warren V. (Pete) Musser Warren V. (Pete) Musser Director	May 13, 2008

/s/ Brian P. Tierney Brian P. Tierney Director	May 13, 2008

/s/ Stephen T. Zarrilli Stephen T. Zarrilli Director	May 13, 2008

NUTRISYSTEM, INC.

INDEX TO EXHIBITS

The following is the Index to Exhibits filed as part of this Registration Statement on Form S-8.

Exhibit Number	Description
5	Opinion of Morgan, Lewis & Bockius LLP with respect to the legality of the securities to be issued pursuant to the Plan

23.1	Consent of KPMG LLP

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)

24	Power of Attorney (included as part of the Registrant’s signature page)

99.1	The NutriSystem, Inc. 2008 Long-Term Incentive Plan